Exhibit 4.15

FIRST SUPPLEMENTAL INDENTURE

4.125% SENIOR NOTES DUE 2030

First Supplemental Indenture (this “Supplemental Indenture”), dated as of June 30, 2020, among Match Group Holdings II, LLC, a Delaware limited liability company (the “Successor Issuer”), Match Group, Inc. (the “Predecessor Issuer”) and Computershare Trust Company, N.A., as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Predecessor Issuer has heretofore executed and delivered to the Trustee an indenture, dated as of February 11, 2020 (the “Indenture”), providing for the issuance of the 4.125% Senior Notes due 2030 (the “Notes”);

WHEREAS, the Predecessor Issuer has merged with and into the Successor Issuer with the Successor Issuer as the surviving entity;

WHEREAS, Section 5.01 of the Indenture contemplates that the Successor Issuer shall execute and deliver a supplemental indenture pursuant to which the Successor Issuer shall expressly assume all of the obligations of the Predecessor Issuer under the Indenture and the Notes;

WHEREAS, pursuant to Section 5.01(1)(b), the successor Person with and into whom the Predecessor Issuer merges may be a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia;

WHEREAS, pursuant to Section 8.01(1) of the Indenture, the Issuer and the Trustee may amend or supplement the Indenture without the consent of any Holder to comply with Section 5.01 of the Indenture; and

WHEREAS, pursuant to Sections 8.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. (a) The Successor Issuer hereby expressly assumes and agrees to perform all obligations of the Predecessor Issuer under the Indenture and the Notes.

(b) The Successor Issuer, as the successor Person to a consolidation or merger with the Predecessor Issuer, hereby succeeds to, and is substituted for (so that from and after the date hereof, the provisions of the Indenture referring to the Predecessor Issuer (referred to as the “Issuer” in the Indenture) shall refer instead to the Successor Issuer), and may exercise every right and power of the Issuer under the Indenture with the same effect as if such Successor Issuer had been named as the Issuer in the Indenture.

Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 6. Except as expressly supplemented and amended by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture (as supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

Section 7. If there is any conflict or inconsistency between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

Section 8. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Supplemental Indenture, and it shall not be responsible for any statement or recital herein. The Successor Issuer and Predecessor Issuer hereby authorize and direct the Trustee to execute and deliver this Supplemental Indenture.

Section 9. If any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, and no Holder of any series of Notes shall have any claim therefor against any party hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

MATCH GROUP HOLDINGS II, LLC

By:	/s/ Kimbre Neidhart
	Name:	Kimbre Neidhart
	Title:	Vice President and Treasurer

MATCH GROUP, INC.

By:	/s/ Kimbre Neidhart
	Name:	Kimbre Neidhart
	Title:	Vice President, Treasury and Treasurer

[Signature Page to Supplemental Indenture — 4.125% Senior Notes due 2030]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

MATCH GROUP, INC., as Predecessor Issuer

By:	/s/ Kimbre Neidhart
	Name:	Kimbre Neidhart
	Title:	Vice President, Treasury and Treasurer

[Signature Page to Supplemental Indenture — 4.125% Senior Notes due 2030]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:	/s/ Jerry Urbanek
	Name:	Jerry Urbanek
	Title:	Trust Officer

[Signature Page to Supplemental Indenture — 4.125% Senior Notes due 2030]